                                                                      Exhibit 12

                      VIRGINIA ELECTRIC AND POWER COMPANY
              COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                            (thousands of dollars)


                                                                               For the Year Ended
                                                                                  December  31,
                                                           1996         1995         1994         1993         1992
                                                        ----------   ----------   ----------   ----------   ----------
Net Income                                              $  457,304   $  432,844   $  447,144   $  509,051   $  469,521

Add: Income Taxes                                          243,993      228,785      225,647      257,217      211,295
                                                        ---------------------------------------------------------------
Total Pretax Net Income                                 $  701,297   $  661,629   $  672,791   $  766,268   $  680,816
                                                        ===============================================================
Fixed Charges:
  Interest on Long-Term Debt                               287,928      302,618      291,864      300,152      300,857
  Other Interest                                            22,380       19,998        7,551       19,121       29,534
  Pfd Distribution of Affiliate-Net                          7,064        2,374
  Estimated Interest Factor
   of Rents Charged to Operating Expenses,
   Clearing & Other Accounts                                 6,291        6,475        7,132        5,660        6,231
                                                        ---------------------------------------------------------------
Total Fixed Charges                                     $  323,663   $  331,465   $  306,547   $  324,933   $  336,622
                                                        ===============================================================

                                                        ---------------------------------------------------------------
Earnings as Defined                                     $1,024,960   $  993,094   $  979,339   $1,091,201   $1,017,438
                                                        ===============================================================
Ratio of Earnings to
  Fixed Charges                                               3.17         3.00         3.19         3.36         3.02
                                                        ===============================================================